U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

MADSEN                          ANDREW                  H.
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   (Last)                            (First)              (Middle)

5900 LAKE ELLENOR DRIVE
PO. BOX 593330
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                                    (Street)
ORLANDO                         FL                      32859-3330
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

4/1/2002
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

DARDEN RESTAURANTS, INC. (DRI)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

President, Olive Garden
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                             19,835.72                   D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Stock Options            1                          Common
(Right to buy)           06/21/02   06/21/10        Stock                   5,000        $15.75         D
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Stock Options            1                          Common
(Right to buy)           06/21/02   06/21/10        Stock                  40,000        $15.75         D
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Stock Options            1                          Common
(Right to buy)           12/07/00   12/07/08        Stock                  40,000        $17.2188       D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options            1                          Common
(Right to buy)           12/07/00   12/07/08        Stock                   6,520        $17.2188       D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options                                       Common
(Right to buy)           11/26/00   05/26/10        Stock                   3,517        $18.7188       D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options                                       Common
(Right to buy)           11/28/99   05/28/09        Stock                   1,230        $21.125        D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options            1                          Common
(Right to buy)           06/22/01   06/22/09        Stock                  35,000        $21.9375       D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options            1                          Common
(Right to buy)           06/22/01   06/22/09        Stock                   5,000        $21.9375       D
------------------------------------------------------------------------------------------------------------------------------------
Stock Options            1                          Common
(Right to buy)           06/20/03   06/20/11        Stock                  42,000        $25.635        D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:
1 This option becomes exercisable in equal installments of 33 1/3% per year, beginning on the stated exercisable date.



/s/ Douglas E. Wentz                                            4/10/2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        BY: Douglas E. Wentz, Attorney-in-fact

        MADSEN, ANDREW H.
        5900 LAKE ELLENOR DRIVE
        P.O. BOX 593330
        ORLANDO, FL  32859-3330
        DARDEN RESTAURANTS, INC. (DRI)
        4/01/2002

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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